EXHIBIT 99.1 – Press release

August 5, 2010 @ 6:45AM

Peoples Educational Holdings, Inc. Reports Fiscal Fourth Quarter and Year End Results

Saddle Brook, New Jersey, August 5, 2010 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its financial results for the fourth quarter and year ended May 31, 2010.

Brian T. Beckwith, President and CEO, commented, “Although we are currently operating in a very challenging economic environment, I am pleased that despite a decline in revenue, we were able to improve our net income by $1.4 million on a year-over-year basis.  In addition, our free cash flow increased significantly over the prior year as we continue to aggressively control costs.”

Fourth Quarter and Full Year Results

Revenue for the fourth quarter was $7.4 million, flat with the prior year.  Revenue from the Test Preparation, Assessment and Instruction product group was $4.7 million for the quarter, a decline of 10% from the prior year. College Preparation revenue for the quarter was $2.0 million, an increase of 17% from the prior year.  Literacy revenue for the quarter was $0.7 million, an increase of 62% from the prior year. The Literacy product group was launched in the fourth quarter of the prior fiscal year.  Net loss for the quarter was $0.1 million, an improvement of $1.2 million from the prior year.  Prior year net loss included $0.7 million income tax expense related to the establishment of a deferred tax valuation allowance. Non-GAAP net loss, which excludes non-recurring costs, including the deferred tax valuation allowance expense, and adjusts for the difference between prepublication expenditures and amortization for the quarter was $0.7 million, $0.3 million higher than the prior year due to the timing of prepublication expenditures (see Exhibit 1).

Revenue for the twelve months ended May 31, 2010 was $34.9 million, a decrease of 5% from the prior year.  Test Preparation, Assessment and Instruction product group revenue was $20.2 million for the year, a decline of 10%.  College Preparation revenue was $12.1 million for the year, a decrease of 14%. Revenue generated by our Literacy product group, which was launched in the fourth quarter of the last fiscal year was $2.6 million, an increase of $2.1 million.  Net income for the year was $0.3 million or $0.06 per share, compared to a loss of $1.1 million or $0.25 per share in the prior year. Included in the prior year loss was a $0.7 million income tax expense related to the establishment of a deferred tax valuation allowance.  Non-GAAP net income was $0.5 million or $0.12 per share, compared to $0.7 million or $0.15 per share in fiscal 2009 (see Exhibit 1).

Financial Highlights for the Year Ended May 31, 2010
•	Net income for the year was $0.3 million or $0.06 per share compared to a loss of $1.1 million or $0.25 per share in the prior year.
•
Free cash flow, which is cash provided by operating activities reduced by expenditures for publication cost, equipment and intangibles, (see Exhibit 2) improved $1.0 million on a year-over-year basis from $2.2 million to $3.2 million.

•	Gross profit as a percentage of revenue increased from 37.8% to 41.7% due to revenue mix and a decline in prepublication cost amortization.
•	General and administrative expenses of $4.5 million represent a decline of 2% from the prior year.
•	Bank debt at May 31, 2010 was $10.6 million, a decrease of $3.1 million from the same period in the prior year.
•
Interest expense decreased from $0.7 million to $0.3 million primarily due to lower average outstanding debt on a year-over-year basis, lower interest rates and $153,000 of income from the fair value adjustment of our swap agreement.

•	We expanded our literacy product offering by adding two new series, a graphic poetry series and a graphic novels series.

Business Outlook

Looking ahead to fiscal year ending May 31, 2011, comments Mr. Beckwith “we expect to resume revenue growth while focusing on continued improvements in profitability. We are projecting revenue to be between $35 million and $37 million, and net income to be $0.5 million to $0.8 million or $0.11 to $0.18 per basic share.  We expect Non-GAAP net income to be between $0.9 million and $1.2 million or $0.20 to $0.27 per basic share.   In addition, we expect positive free cash flow to range between $2.5 million to $3.5 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G.  Peoples Educational Holdings, Inc. believes presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because it describes the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures.  Company management uses these Non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods.  The Non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. We focus our efforts in three market areas:

•	Test Preparation, Assessment, and Instruction
Test Preparation and Assessment: We create and sell state customized, print and digital, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests.

Instruction: We produce and sell proprietary state customized print worktexts, and print and web-based delivered assessments.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, our backlist remedial and multicultural products are included in this group.

•	Literacy
We distribute for three publishers, on an exclusive basis in the United States, supplemental literacy materials for grades K-8.  These materials include an extensive selection of leveled reading materials, high interest engaging resources for striving readers, series that integrate reading, science and social studies, and selections and strategies for students who are in the process of learning English.

•	College Preparation
We distribute instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers, and we also publish proprietary supplemental materials for this market.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ 07663
Investor Contact: James Kautz
Phone: 888-654-5318
Press Contact: Victoria Kiely
Phone: 201-712-0090 ext. 215
investorrelations@peoplesed.com

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (AUDITED)
(In Thousands-Except Share Data)

	May 31, 2010	May 31, 2009
ASSETS
Current Assets
Cash and Cash Equivalents	$110	$42
Accounts Receivable Net of Allowances for
Doubtful Accounts and Returns	2,990	2,842
Inventory	3,591	4,219
Prepaid Expenses and Other	264	323
Prepaid Marketing Expenses	642	862
Deferred Income Taxes	833	1,092
Total Current Assets	8,430	9,380
Equipment - At Cost, Less Accumulated Depreciation
of $2,444 and $2,241, respectively	249	387
Other Assets
Deferred Prepublication Costs, Net	12,864	13,466
Deferred Income Taxes	477	1,006
Trademarks, Net	189	170
Prepaid Expenses and Other	167	273
Total Other Assets	13,697	14,915
Total Assets	$22,376	$24,682

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,000	$2,034
Accounts Payable	4,904	3,998
Accrued Compensation	153	170
Other Accrued Expenses	527	855
Deferred Revenue	404	278
Total Current Liabilities	7,988	7,335
Long Term Obligations, Less Current Maturities	8,584	11,854
Total Liabilities	16,572	19,189
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued, 4,478,434 as of May 31, 2010 and May 31, 2009	90	90
Additional Paid In Capital	8,120	8,060
Accumulated Deficit	(2,342)	(2,593)
Treasury Stock, 16,232 shares for both periods, at cost	(64)	(64)
Total Stockholders' Equity	5,804	5,493
Total Liabilities and Stockholders' Equity	$22,376	$24,682

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands- Except Share Data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenue, Net	$7,411	$7,386	$34,915	$36,867

Cost of Revenue
Direct Costs	3,031	3,136	14,981	16,378
Prepublication Cost Amortization	1,292	1,516	5,384	6,556
Total	4,323	4,652	20,365	22,934

Selling, General and Administrative Expenses	3,270	3,454	13,819	13,818

Income (Loss) from Operations	(182)	(720)	731	115

Other Expenses, Net	13	96	37	115
Interest Expense	71	113	277	677
Total	84	209	314	792

Income (Loss) Before Income Taxes	(266)	(929)	417	(677)

Income Tax Expense (Benefit)	(160)	341	166	434

Net Income (Loss)	$(106)	$(1,270)	$251	$(1,111)

Net Income (Loss) per Common Share
Basic and Diluted	$(0.02)	$(0.28)	$0.06	$(0.25)

Weighted-average Number of Common Shares Outstanding
Basic	4,462	4,462	4,462	4,457
Diluted	4,462	4,462	4,465	4,457

PEOPLES EDUCATIONAL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (AUDITED)
(In Thousands)

	Twelve Months Ended
	May 31,
	2010	2009
Cash Flows From Operating Activities
Net Income (Loss)	$251	$(1,111)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities
Depreciation	223	284
Amortization of Prepublication Costs and Trademarks	5,400	6,591
Stock-Based Compensation	60	48
Market Value Adjustment of Interest Rate Swap	(153)	5
Deferred Income Taxes	153	462
Changes in Assets and Liabilities
Accounts Receivable	(148)	822
Inventory	628	175
Prepaid Expenses and Other	165	72
Prepaid Marketing Expenses	220	462
Accounts Payable and Accrued Expenses	561	(477)
Deferred Revenue	126	(197)
Income tax refund attributable to net operating loss carryback	635	-
Net Cash Provided By Operating Activities	8,121	7,136

Cash Flows From Investing Activities
Purchases of Equipment	(85)	(106)
Expenditures for Intangibles	(35)	(15)
Expenditures for Prepublication Costs	(4,782)	(4,821)
Net Cash Used In Investing Activities	(4,902)	(4,942)

Cash Flows From Financing Activities
Net Payments Under Line of Credit	(1,117)	(163)
Principal Payments On Long Term Debt	(2,034)	(2,042)
Net Cash Used In Financing Activities	(3,151)	(2,205)

Net Increase (Decrease) in Cash and Cash Equivalents	68	(11)

Cash and Cash Equivalents
Beginning of Year	42	53
End of Year	$110	$42

Supplemental Cash Flow Information
Cash Payments for:
Interest	$487	$692

Exhibit 1

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss)

(In Thousands - Except Share Data)

	Three Months Ended		12 Months Ended
	5/31/2010	5/31/2009	5/31/2010	5/31/2009
Net Income (Loss)	$(106)	$(1,270)	$251	$(1,111)

Amortization of Prepublications Costs	1,292	1,516	5,384	6,556
Cash Expenditures for Prepublication Costs	(2,165)	(1,155)	(4,782)	(4,821)
Market Value Adjustment of Interest Rate Swap	(36)	(31)	(153)	5
Adjusted Income Tax Benefit	336	(122)	(166)	(644)
Subtotal	$(679)	$(1,062)	$534	$(15)
Deferred Tax Valuation Allowance	-	700	-	700
Non-GAAP Net Income (Loss)	$(679)	$(362)	$534	$685

Basic Weighted Shares Outstanding	4,462	4,462	4,462	4,457

Non-GAAP Earnings (Loss) Per Share	$(0.15)	$(0.08)	$0.12	$0.15

Exhibit 2

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In Thousands)

	12 Months Ended
	5/31/2010	5/31/2009
Net Cash Provided by Operating Activities	$8,121	$7,136
Cash Expenditures for Equipment and Intangibles	(120)	(121)
Cash Expenditures for Prepublication Costs	(4,782)	(4,821)
Free Cash Flow	$3,219	$2,194